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                                  EXHIBIT 5.1



               LEGAL OPINION OF MARTIN, SNOW, GRANT & NAPIER, LLP
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        [LETTERHEAD OF MARTIN, SNOW, GRANT & NAPIER, LLP APPEARS HERE]


March 31, 1998

Board of Directors
Crossroads Bancshares, Inc.
1208 Washington Street
Perry, Georgia 31069

          RE:  SNB Bancshares, Inc.
               Registration Statement on Form S-4
               846,748 Shares of Common Stock (the "Registration Statement")

Ladies and Gentlemen:

     We have acted as counsel for SNB Bancshares, Inc. (the "Company") in connection with the proposed public offering of the shares of its Common Stock covered by the above-described Registration Statement.

     In connection therewith, we have examined the following:

     (1) The Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia;

     (2) The Bylaws of the Company, certified as complete and correct by the Secretary of the Company;

     (3) The minute book of the Company, certified as correct and complete by the Secretary of the Company;

     (4) Certificate of Good Standing with respect to the Company, issued by the Georgia Secretary of State; and

     (5)  The Registration Statement (including exhibits thereto).

     Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:
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     (A)  SNB Bancshares, Inc. ("SNB") is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

     (B) SNB's authorized shares consist of 5,000,000 shares of Common Stock, $1.00 par value per share, of which 2,297,331 shares were outstanding as of March 31, 1998. The outstanding shares of SNB Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except as previously disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating SNB to issue equity securities or acquire its equity securities. The shares of SNB Common Stock to be issued to the shareholders of Crossroads upon consummation of the Merger have been registered under the Securities Act of 1933, as amended, and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     (C) The execution and delivery by SNB of the agreement do not, and if SNB were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of SNB or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which SNB is a party or by which SNB is bound.

     (D) SNB has duly authorized the execution and delivery of the Agreement and all performance by SNB thereunder and has duly executed and delivered the Agreement.

     (E)  The Agreement is enforceable against SNB.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,
                                   MARTIN, SNOW, GRANT & NAPIER, LLP

                                   /s/ John T. McGoldrick, Jr
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                                   JOHN T. McGOLDRICK, JR.